Exhibit 5



                             Chadbourne & Parke LLP
                              30 Rockefeller Plaza
                            New York, New York 10112
                                 (212) 408-5100



                                                    June 25, 2003



Mindspeed Technologies, Inc.
4000 MacArthur Boulevard
Newport Beach, California  92660-3095

              Re:  2003 Long-Term Incentives Plan
                   Directors Stock Plan
                   ------------------------------

Ladies and Gentlemen:

              In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by Mindspeed Technologies, Inc., a Delaware corporation ("Mindspeed"), of 10,400,000 shares (the "Shares") of common stock, par value $.01 per share, of Mindspeed (including the associated preferred share purchase rights), which may be delivered from time to time in connection with the Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan and the Mindspeed Technologies, Inc. Directors Stock Plan (the "Plans"), we advise as follows:

              As counsel for Mindspeed, we are familiar with the Restated Certificate of Incorporation and the Bylaws of Mindspeed, each as amended to the date hereof, and we have reviewed (i) the Registration Statement on Form S-8 to be filed by Mindspeed under the Securities Act with respect to the Shares to be delivered from time to time in connection with the Plans (the "Registration Statement") and (ii) the corporate proceedings taken by Mindspeed in connection with the authorization of the Shares to be delivered from time to time in connection with the Plans. We have also examined originals, or copies certified or

Mindspeed Technologies, Inc.          -2-                          June 25, 2003


otherwise authenticated to our satisfaction, of such corporate records of Mindspeed and such other instruments, certificates of public officials and representatives of Mindspeed and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of Mindspeed and appropriate public officials.

              On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that upon the effectiveness under the Securities Act of the Registration Statement, any newly issued Shares delivered in accordance with the Plans will, when so delivered, be legally and validly issued, fully paid and nonassessable.

              We express no opinion herein as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.

Mindspeed Technologies, Inc.          -3-                          June 25, 2003


              We hereby consent to the reference to us and our opinion in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the references to this firm under the captions "Legal Matters" and "Tax Consequences" in the Prospectuses related to the Registration Statement.

                                             Very truly yours,

                                             CHADBOURNE & PARKE LLP